AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement” or “Reorganization”) is made as of December 22, 2015, by and between Tiburon Credit Opportunities Master Fund, Ltd. (the “Transferring Fund”), Tiburon Capital GP Partners LLC, the general partner of the Transferring Fund (the “Manager”), Northern Lights Fund Trust II (“Northern Lights”) on behalf of its series the Balter Event-Driven Fund (the “Acquiring Fund”), and Balter Liquid Alternatives, LLC (the “Balter”) and Tiburon Capital Management, LLC (the “Adviser”). Transferring Fund is a Delaware limited partnership with its principal place of business at 1345 Avenue of the Americas, 3rd Floor, New York, New York 10105. Northern Lights is a Delaware statutory trust, with its principal place of business at 17605 Wright Street, Omaha, Nebraska 68130. This Agreement is intended to be and is adopted as a plan of exchange for the purpose of section 351 of the Internal Revenue Code of 1986, as amended (“Code”).

WHEREAS, the Transferring Fund is organized for the purposes of operating an unregistered investment fund and the Acquiring Fund is a separate investment series of an open-end, registered investment company.

WHEREAS, the Transferring Fund owns securities that generally are assets of the character in which the Acquiring Fund is permitted to invest;

WHEREAS, the Manager and each limited partner of the Transferring Fund desire to reorganize the Transferring Fund to be a registered investment company.

NOW, THEREFORE, in consideration of the representations, warranties and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

TRANSFER OF ASSETS OF THE TRANSFERRING FUND IN EXCHANGE FOR THE ACQUIRING FUND SHARES AND LIQUIDATION OF THE TRANSFERRING FUND

1.1 THE EXCHANGE. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Transferring Fund agrees to transfer all of the Transferring Fund’s assets as set forth in paragraph 1.2 to the Acquiring Fund. The Acquiring Fund agrees in exchange for the Transferring Fund’s assets (i) to deliver to the Transferring Fund the number of Acquiring Fund shares (“Acquiring Fund Shares”), including fractional Acquiring Fund Shares, computed in the manner and as of the time and date set forth in paragraphs 2.2 and 2.3. Such transactions shall take place on the Closing Date provided for in paragraph 3.1, and (ii) assume all remaining liabilities of Transferring Fund as described in paragraph 1.3.

1.2 ASSETS TO BE ACQUIRED. The assets of the Transferring Fund to be acquired by the Acquiring Fund shall consist of all property, including, without limitation,

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all cash, securities, commodities, interests in futures, interests in options and dividends or interest receivables, that is owned by the Transferring Fund and any deferred or prepaid expenses shown as an asset on the books of the Transferring Fund on the Closing Date (the “Assets”).

The Transferring Fund has provided the Acquiring Fund with its most recent audited or unaudited financial statements, which contain a list of all of the Assets as of the date thereof. The Transferring Fund hereby represents that as of the date of the execution of this Agreement there have been no material changes in its financial position as reflected in said financial statements other than those occurring in the ordinary course of its business in connection with the purchase and sale of securities and the payment of its normal operating expenses and the payment of distributions and redemption proceeds to interestholders. The Transferring Fund reserves the right to sell any of such securities, but will not, without the prior written approval of the Acquiring Fund, acquire any additional securities other than securities of the type in which the Acquiring Fund is permitted to invest.

The Transferring Fund will, prior to the Closing Date, furnish the Acquiring Fund with a list of its portfolio securities and other investments. In the event that the Transferring Fund holds any investments that the Acquiring Fund may not hold, the Transferring Fund, if requested by the Acquiring Fund, will dispose of such securities prior to the Closing Date. Notwithstanding the foregoing, nothing herein will require the Transferring Fund to dispose of any investments or securities if, in the reasonable judgment of the Transferring Fund, such disposition would violate the Transferring Fund’s fiduciary duty to its limited partners.

1.3 LIABILITIES TO BE ASSUMED. The Transferring Fund will, to the extent practicable, discharge all of its known liabilities and obligations prior to the Closing Date. The Acquiring Fund will assume all remaining Transferring Fund liabilities, whether absolute, accrued, contingent or otherwise in existence on the Closing Date.

1.4 LIQUIDATION AND DISTRIBUTION. On or as soon after the Closing Date as is conveniently practicable, (i) the Transferring Fund will liquidate and distribute pro rata to the Transferring Fund’s limited partners (the “Transferring Fund Limited Partners”) of record, determined as of the close of business on the New York Stock Exchange on the business day next preceding the Closing Date (such time and date being hereinafter called the “Valuation Date”), the Acquiring Fund Shares received by the Transferring Fund pursuant to paragraph 1.1; and (ii) the Transferring Fund will thereupon proceed to termination as set forth in paragraph 1.8 below. Such liquidation and distribution will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Transferring Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Transferring Fund Limited Partners and representing the respective pro rata number of the Acquiring Fund Shares due such Transferring Fund Limited Partners. All issued and outstanding interests of the Transferring Fund will simultaneously be canceled on

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the books of the Transferring Fund. The Acquiring Fund shall not issue certificates representing the Acquiring Fund Shares in connection with such exchange.

1.5 OWNERSHIP OF SHARES. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s transfer agent. Shares of the Acquiring Fund will be issued in the manner described in the Agreement and Declaration of Trust and By-Laws of Northern Lights consistent with mutual fund industry practices.

Acquiring Fund Shares may be redeemed by Transferring Fund Limited Partners at any time in accordance with the Acquiring Fund’s then current prospectus.

1.6 TRANSFER TAXES. Transferring Fund Limited Partners shall pay any transfer taxes payable upon the issuance of Acquiring Fund Shares. Any transfer taxes payable upon issuance of the Acquiring Fund Shares in a name other than the registered holder of the Transferring Fund Limited Partnership interests on the books of the Transferring Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred.

1.7 REPORTING RESPONSIBILITY. Any regulatory reporting responsibility of the Transferring Fund is and shall remain the responsibility of the Transferring Fund up to and including the Closing Date.

1.8 TERMINATION. The Transferring Fund shall take all necessary and appropriate steps under applicable law to make all distributions pursuant to paragraph 1.4 and terminate the Transferring Fund promptly following the Closing Date.

ARTICLE II

VALUATION

2.1 VALUATION OF ASSETS. The value of the Assets shall be the value of such assets computed as of the close of business on the Valuation Date (as defined in paragraph 1.4), using the valuation procedures set forth in the Acquiring Fund’s then current prospectus.

2.2 VALUATION OF SHARES. For purposes of the Reorganization, the net asset value per share of the Acquiring Fund Institutional Class Shares shall be equal to $10.00 or such other mutually agreed upon value. The Transferring Fund’s net asset value shall be computed as of the close of business on the New York Stock Exchange on the Valuation Date.

2.3 SHARES TO BE ISSUED. Institutional Class Shares of the Acquiring Fund will be issued for the assets of the Transferring Fund. Upon the Transferring Fund’s liquidating distribution, the holders of interests of the Transferring Fund will receive shares of the Acquiring Fund equal in net asset value to the proportionate share

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of net asset value the Transferring Fund represented by those interests held by such holder immediately prior to such liquidating distribution.

2.4 DETERMINATION OF VALUE. All computations of value shall be made by Gemini Fund Services, LLC, the Acquiring Fund’s accounting agent.

ARTICLE III

CLOSING AND CLOSING DATE

3.1 CLOSING DATE. The Parties shall make respective best efforts to close the Reorganization (the “Closing”) on or before December 29, 2015 (the “Closing Date”), unless the parties agree in writing otherwise. All acts taking place at the Closing shall be deemed to take place simultaneously immediately prior to the opening of business on the Closing Date unless otherwise provided. The Closing shall be held as of 9:00 a.m. Eastern time at the offices of Northern Lights, or at such other time and/or place as the parties may agree.

3.2 EFFECT OF SUSPENSION IN TRADING. In the event that on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Transferring Fund shall be closed to trading or trading thereon shall be restricted; or (b) trading or the reporting of trading on said Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the Assets of the Transferring Fund is impracticable as mutually determined by the parties, the Valuation Date (and the Closing Date) shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

3.3 TRANSFERRING FUND CERTIFICATE. The Transferring Fund shall deliver at the Closing a certificate of its Manager stating that its records contain the names and addresses of the Transferring Fund interestholders and the number and percentage ownership of outstanding interests owned by each such interestholder immediately prior to the Closing. The Acquiring Fund shall issue and deliver, or cause its transfer agent, to issue and deliver, to the Manager of the Transferring Fund a confirmation evidencing the Acquiring Fund Shares to be credited on the Closing Date or provide evidence satisfactory to the Transferring Fund that such Acquiring Fund Shares have been credited to the Transferring Fund’s account on the books of the Acquiring Fund. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, if any, receipts and other documents as such other party or its counsel may reasonably request.

3.4 CUSTODIAN’S CERTIFICATE. The Transferring Fund’s Manager shall deliver at the Closing a certificate of an authorized officer stating that: (a) the Transferring Fund’s portfolio securities, options, futures, cash, and any other assets have been delivered in proper form to the Acquiring Fund on the Closing Date; and (b) all necessary taxes applicable to the Transferring Fund from its operations, including all applicable federal and state stock transfer stamps, if any, have been paid, or provision

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for payment shall have been made, in conjunction with the delivery of portfolio securities by the Transferring Fund.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS OF THE TRANSFERRING FUND. The Transferring Fund and the Manager represent and warrant to Northern Lights and the Acquiring Fund as follows:

(a) The Transferring Fund is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Transferring Fund was formed for purposes entirely unrelated to the establishment of a performance record.

(b) The Transferring Fund is, and since its inception has been, excluded from the definition of investment company pursuant to Section 3(c)(1) of the Investment Company Act of 1940 (“1940 Act”).

(c) The current confidential private placement memorandum, or such equivalent offering document, of the Transferring Fund does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Transferring Fund is not, and the execution, delivery, and performance of this Agreement (subject to interestholder approval) will not result, in violation of any provision of the Transferring Fund’s limited partnership agreement or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Transferring Fund is a party or by which it is bound. The Reorganization is not the result of the solicitation by a promoter, broker, or investment firm.

(e) The Transferring Fund has no material contracts or other commitments (other than this Agreement) that will be terminated with liability to it prior to the Closing Date, except for liabilities, if any, to be discharged as provided in paragraph 1.3 hereof.

(f) Except as otherwise disclosed in writing to and accepted by the Acquiring Fund, no litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Transferring Fund or any of its properties or Assets, which, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or the ability of the Transferring Fund to carry out the transactions contemplated by this Agreement. The Transferring Fund knows of no facts that reasonably form the basis for the institution of such proceedings and is not a party to or subject to the provisions of

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any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated. The Transferring Fund is not under the jurisdiction of a court in a Title 11 or similar case.

(g) The Transferring Fund shall transfer all Assets (other than assets sufficient to pay the Transferring Fund’s accrued expenses and assets the Acquiring Fund may not acquire). Transferring Fund is not aware of any Transferring Fund liabilities other than those previously disclosed to the Acquiring Fund in writing. Expenses incurred as a result of the Reorganization by the Transferring Fund and/or Acquiring Fund will be paid by Balter.

(h) Prior to the Closing, the Manager notified each Transferring Fund Limited Partner of its plan to convert to a regulated investment company and any Transferring Fund Limited Partner electing against the conversion had their interests redeemed for cash.

(i) At the Closing Date, all federal and other tax returns and reports of the Transferring Fund required by law to have been filed by such date shall have been filed, and all federal and other taxes shown due on said returns and reports shall have been paid, or provision shall have been made for the payment thereof. To the best of the Transferring Fund’s knowledge, no such return is currently under audit, and no assessment has been asserted with respect to such returns.

(j) All of the issued and outstanding interests of the Transferring Fund will, at the time of the Closing Date, be held by the persons and in the amounts set forth in the records of the Transferring Fund agent as provided in paragraph 3.3. The Transferring Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any of the Transferring Fund interests, nor is there outstanding any security convertible into any of the Transferring Fund interests.

(k) At the Closing Date, the Transferring Fund or its nominee will have good title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver such assets hereunder, and, upon delivery and payment for such assets, the Acquiring Fund will acquire good title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the Securities Act of 1933, as amended, (the “1933 Act”) other than as disclosed to the Acquiring Fund and accepted by the Acquiring Fund. At the Closing Date, the adjusted basis and fair market value of the Assets are equal to or exceed the sum of all liabilities to be assumed by the Acquiring Fund plus any liabilities to which the Assets are subject. The Transferring Fund liabilities to be assumed by Acquiring Fund were incurred in the ordinary course of business and are associated with the Assets.

(l) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of the Transferring Fund and, subject to approval by the Transferring Fund’s limited partners, this Agreement

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constitutes a valid and binding obligation of the Transferring Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(m) The information furnished by the Transferring Fund for use in the registration statement and other documents that were required to be furnished in connection with the transactions contemplated hereby is accurate and complete in all material respects in light of the circumstances under which they were made.

(n) The Assets transferred by the Transferring Fund to the Acquiring Fund constitute a diversified portfolio of assets within the meaning of Treasury Regulation section 1.351-1(c)(6)(i).

(o) Since the Transferring Fund’s inception, substantially all of its assets have consisted of cash, corporate stock, exchange traded funds, notes, bonds, debentures and other evidences of indebtedness, interest rate, currency, or equity notional principal contracts, foreign currencies; and interests in or derivative financial instruments (including options, forward or futures contracts, short positions and similar financial instruments) in any of the foregoing types of assets or in any commodity traded on or subject to the rules of a board of trade or commodity exchange, or any combination of any of the foregoing.

(p) Since the Transferring Fund’s inception, the Transferring Fund has engaged only in investment activities and each of the Transferring Fund Limited Partners has contributed to the Transferring Fund only cash or any of the other assets described in paragraph 4.1(o).

4.2 REPRESENTATIONS OF THE ACQUIRING FUND. The Acquiring Fund represents and warrants to the Transferring Fund as follows:

(a) The Acquiring Fund is a separate investment series of Northern Lights, a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Acquiring Fund is a separate investment series of Northern Lights, which is registered as an investment company classified as a management company of the open-end type, and its registration with the U.S. Securities and Exchange Commission (the “Commission”) as an investment company under the Investment Company 1940 Act, as amended, (the “1940 Act”) is in full force and effect.

(c) The Prospectus and Statement of Additional Information, as of the Closing Date, of the Acquiring Fund will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make

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the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Acquiring Fund is not, and the execution, delivery and performance of this Agreement will not result, in violation of any provision of Northern Lights’ Agreement and Declaration of Trust or By-Laws or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Acquiring Fund is a party or by which it is bound.

(e) Except as otherwise disclosed in writing to the Transferring Fund and accepted by the Transferring Fund, no litigation, administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against Northern Lights or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition and the conduct of its business or the ability of the Acquiring Fund to carry out the transactions contemplated by this Agreement. Northern Lights knows of no facts that reasonably form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated herein.

(f) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of Northern Lights, and this Agreement constitutes a valid and binding obligation of Northern Lights enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(g) The Acquiring Fund Shares to be issued and delivered to the Transferring Fund, for the account of the Transferring Fund interestholders, pursuant to the terms of this Agreement will, at the Closing Date, have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, and will be fully paid and non-assessable.

(h) The Acquiring Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

(i) The Acquiring Fund has no plan or intention to dispose of the Assets other than in the ordinary course of business operations.

(j) There is no plan or intention on the part of the Acquiring Fund to redeem or otherwise reacquire any Acquiring Fund Shares to be issued in the Reorganization, other than in the ordinary course of business operations as an open-end registered investment company under the 1940 Act.

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4.3 REPRESENTATIONS OF THE ADVISER. The Adviser represents and warrants to Northern Lights and the Acquiring Fund as follows:

(a) The Adviser is the investment adviser to the Transferring Fund, and has served as the investment adviser since the inception of the Transferring Fund.

(b) The investment policies, objectives, guidelines and restrictions of the Transferring Fund are in all material respects equivalent to those of the Acquiring Fund, and the Adviser, as sub-adviser ot the Acquiring Fund, will manage the Acquiring Fund in a manner that is in all material respects identical to the manner in which the Transferring Fund has been managed.

ARTICLE V

COVENANTS OF THE ACQUIRING FUND AND THE TRANSFERRING FUND

5.1 OPERATION IN ORDINARY COURSE. The Transferring Fund will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include distribution of customary distributions, and redemptions. The Acquiring Fund will not commence operation until the Closing Date.

5.2 APPROVAL BY INTERESTHOLDERS. The Transferring Fund will call a meeting of (or initiate other communication with) the interestholders of the Transferring Fund to consider and act upon this Agreement and to take all other action necessary to obtain approval of the transactions contemplated herein.

5.3 INVESTMENT REPRESENTATION. The Transferring Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.

5.4 FURTHER ACTION. Subject to the provisions of this Agreement, Northern Lights and the Transferring Fund will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TRANSFERRING FUND

The obligations of the Transferring Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by the Acquiring Fund of

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all the obligations to be performed by it hereunder on or before the Closing Date, and, in addition thereto, the following further conditions:

6.1 All representations and warranties of Northern Lights contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and the Acquiring Fund shall have delivered to the Transferring Fund a certificate executed in its name by Northern Lights’ President, Treasurer or Secretary, in form and substance reasonably satisfactory to the Transferring Fund and dated as of the Closing Date, to such effect and as to such other matters as the Transferring Fund shall reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND

The obligations of the Acquiring Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by the Transferring Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

7.1 All representations and warranties of the Transferring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and the Transferring Fund shall have delivered to the Acquiring Fund on the Closing Date a certificate executed in its name by the Transferring Fund’s Manager, in form and substance satisfactory to the Acquiring Fund and dated as of the Closing Date, to such effect and as to such other matters as the Acquiring Fund shall reasonably request.

7.2 The Transferring Fund shall have delivered to the Acquiring Fund a statement of the Transferring Fund’s assets and liabilities, together with a list of the Transferring Fund’s portfolio securities showing the tax costs of such securities by lot and the holding periods of such securities, as of the Closing Date, certified by the Manager of the Transferring Fund.

ARTICLE VIII

FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF

THE ACQUIRING FUND AND THE TRANSFERRING FUND TO CLOSE

If any of the conditions set forth below do not exist on or before the Closing Date with respect to the Transferring Fund or the Acquiring Fund, as the case may be, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

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8.1 All required consents of other parties and all other consents, orders, and permits of federal, state and local regulatory authorities (including those of the Commission and of state Blue Sky securities authorities, including any necessary “no-action” positions of and exemptive orders from such federal and state authorities) to permit consummation of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Transferring Fund, provided that either party hereto may for itself waive any of such conditions.

8.2 The registration statement on Form N-1A for Northern Lights, including the post effective amendment to register of the Acquiring Fund as a series of Northern Lights, shall be effective.

ARTICLE IX

EXPENSES

9.1 The Transferring Fund, the Acquiring Fund and the interestholders of the Transferring Fund and the shareholders, if any, of the Acquiring Fund will pay their respective expenses, if any, incurred in connection with the Reorganization. Notwithstanding the foregoing, Balter will pay or assume those expenses of the Acquiring Fund and the Transferring Fund that are solely and directly related to the Reorganization, determined in accordance with the guidelines, if applicable, set forth in Rev. Rul. 73-54, 1973-1 C.B. 187.

ARTICLE X

ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

10.1 The Acquiring Fund and the Transferring Fund agree that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

10.2 The representations, warranties, and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder.

ARTICLE XI

TERMINATION

11.1 This Agreement may be terminated by the mutual agreement of the Acquiring Fund and the Transferring Fund. In addition, either the Acquiring Fund or the

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Transferring Fund may at its option terminate this Agreement at or prior to the Closing Date because:

(a) of a breach by the other of any representation, warranty, or agreement contained herein to be performed at or prior to the Closing Date;

(b) a condition herein expressed to be precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met; or

(c) a determination by the Transferring Fund’s Manager or Northern Lights’ Board of Trustees that the consummation of the Reorganization contemplated herein is not in the best interest of the Transferring Fund or the Acquiring Fund.

11.2 In the event of any such termination, in the absence of willful default, there shall be no liability for damages on the part of the Transferring Fund or Northern Lights, or their respective Manager, Trustees or officers, to the other party, but each shall bear the expenses incurred by it incidental to the preparation and carrying out of this Agreement.

ARTICLE XII

HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT;

LIMITATION OF LIABILITY

12.1 The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.2 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

12.3 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

12.4 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm, or corporation, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

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12.5 With respect to the Transferring Fund and Northern Lights, the names used herein refer respectively to the limited partnership and Trust created and, as the case may be, the Manager and Trustees, as manager and trustees but not individually or personally, to the extent permitted under the laws of the State of Delaware, acting from time to time under organizational documents of each respective entity filed in Delaware, which are hereby referred to and are also on file at the principal offices of the Transferring Fund and Northern Lights. The obligations of each the Transferring Fund and Northern Lights entered into in the name of or on behalf thereof by any of its Manager or Trustees, representatives or agents, are made not individually, but in such capacities, and are not binding upon any of the Manager or Trustees, interestholders or shareholders or representatives of that respective Transferring Fund or Northern Lights personally, but bind only the limited partnership or Trust property, and all persons dealing with the Transferring Fund and the Acquiring Fund must look solely to the limited partnership or Trust property belonging to the Transferring Fund and the Acquiring Fund for the enforcement of any claims against the Transferring Fund and the Acquiring Fund, respectively, to the extent permitted under the laws of the State of Delaware.

[Remainder of This Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

NORTHERN LIGHTS FUND TRUST II ON BEHALF OF Balter Event-Driven Fund

By:/s/ Kevin Wolf

Name: Kevin Wolf

Title: President

Balter Liquid Alternatives, LLC

By: /s/ Victor Chiang

Name: Victor Chiang

Title: Chief Operating Officer

Tiburon Capital Management, LLC

By:/s/ Peter M. Lupoff

Name: Peter M. Lupoff

Title: Managing Member

Tiburon Credit Opportunities Master Fund, Ltd.

By: Tiburon Capital GP Partners LLC

Title: General Partner

By: /s/ Peter M. Lupoff

Name: Peter M. Lupoff

Title: Managing Member